Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Linn Energy, LLC:

We consent to the incorporation by reference in the registration statements (No. 333-131153 and 333-151610) on Form S-8 and in the registration statements (No. 333-146120, 333-148061, 333-148134, 333-159125 and 333-162357) on Form S-3 of Linn Energy, LLC of our reports dated February 25, 2010, with respect to the consolidated balance sheets of Linn Energy, LLC as of December 31, 2009, and 2008, and the related consolidated statements of operations, unitholders’ capital, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009, annual report on Form 10-K of Linn Energy, LLC.

/s/ KPMG LLP

Houston, Texas
February 25, 2010